Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 of Apimeds Pharmaceuticals US, Inc. to be filed on April 16, 2025, of our report dated April 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Apimeds Pharmaceuticals US, Inc. as of December 31, 2024 and 2023 and for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, NY

April 16, 2025